Exhibit 10.5

July 16, 2026

Laura Prieskorn

Dear Laura:

This letter confirms the terms of your continued employment with Jackson National Life Insurance Company (“Company”) and association with Jackson Financial Inc. (“JFI”) and its subsidiaries following your transition from Chief Financial Officer and President to a Senior Advisor position with the Company. Your position as Chief Executive Officer and President will end on September 30, 2026, and your new role as Senior Advisor will be effective October 1, 2026, subject to the terms and conditions that appear below. No other agreements regarding your transition to and compensation as a Senior Advisor with the Company exist, expressed or implied.

•Your designation as a Section 16 officer of JFI and an executive officer of JFI and its subsidiaries will end on September 30, 2026 at 11:59 pm ET effective prior to your transition to Senior Advisor on October 1, 2026. You agree to cooperate with JFI and the Company and take any and all steps necessary to effectuate termination of your Section 16 status and resignation from your roles with JFI and its subsidiaries. As Senior Advisor, you remain an at‐will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the Company may terminate your employment at any time, with or without notice or cause.

•Your salary will be one hundred four thousand one hundred sixty‐seven dollars ($104,167) per month, subject to normal tax withholding, until your employment ceases. You will remain eligible to participate in the Company’s 401(k) plan, nonqualified deferred compensation plan, PTO, and the fringe, health and welfare benefit plans that are available to similarly situated full‐time associates, subject to the terms and conditions of the applicable plan documents. Continuing eligibility under these programs may be impacted over time as transition needs and/or your work schedule decrease.

•You will be ineligible to accrue or receive an annual bonus for services performed as Senior Advisor on and after October 1, 2026. You will also be ineligible to (1) receive additional grants under the Jackson Financial Inc. 2021 Omnibus Incentive Plan (“OIP”), and (2) participate in, accrue, or receive cash remuneration under the Jackson Financial Inc. Severance Plan (“Severance Plan”). It is understood and agreed that your voluntary transition to Senior Advisor on October 1, 2026 and related changes do not constitute Good Reason under the Severance Plan or under the OIP and associated award agreements.

•You will report to Don Cummings, who is anticipated to begin the role of Chief Executive Officer and President on October 1, 2026.

•Balances under the Jackson National Life Insurance Company Management Deferred Income Plan will be handled in the normal course based upon plan terms, payment elections, and the legal requirements applicable to those deferrals.

Thank you for your continued service to Jackson. Please contact me with any questions regarding the foregoing.

Sincerely,

/s/ Tom Janda

Tom Janda
SVP, Chief Human Resources Officer

I agree to the above terms and conditions: /s/ Laura Prieskorn     7/17/26
Laura Prieskorn    Date